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                                                                           23(b)



                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


        We hereby consent to the incorporation by reference in PennzEnergy Company's previously filed Registration Statements on Form S-8 Nos. 2-76935, 2-95869, 33-40192, 33-51473, 33-63384, 333-26019, 333-26021, 333-31257,
333-59011, 333-69845 and on Form S-3 Nos. 33-50029, and 33-50953 of our summary report dated February 15, 1999 included as Exhibit 99(a) to this Annual Report on Form 10-K and the data extracted from our reports and the references to our firm appearing in "Item 1. Business and Item 2. Properties" under the captions "Oil and Gas - Oil and Gas Reserves" and in "Supplemental Financial and Statistical Information - Unaudited - Oil and Gas Information" in such Annual Report on Form 10-K.




                                          RYDER SCOTT COMPANY
                                          PETROLEUM ENGINEERS


Houston, Texas
February 19, 1999